Exhibit 99.1

For Immediate Release:	Contacts: Julie S. Ryland
Wednesday, October 24, 2007	205.326.8421

Increased Production, Prices Drive 43% Rise in Energen’s 3rd Quarter EPS

Production Estimates Raised: 98 Bcfe in 2007, 102 Bcfe in 2008, 107-109 Bcfe in 2009

BIRMINGHAM, Ala. — Energen Corporation (NYSE: EGN) announced today that a 4.5 percent increase in production and a 17 percent rise in realized prices were the major drivers of the energy company’s 43 percent jump in third quarter earnings per diluted share (EPS). For the three months ended September 30, 2007, Energen’s net income totaled $58.0 million, or 80 cents per diluted share; third quarter net income in the prior year was $41.4 million, or 56 cents per diluted share.

In other significant developments:

•

Energen raised the 2007, 2008 and 2009 production estimates of Energen Resources Corporation, its oil and gas exploration and production subsidiary; these increases reflect the company’s plans to continue the accelerated development of its extensive inventory of proved undeveloped and unproved reserves, primarily in the San Juan and Permian basins.

	Annual Production (Bcfe)
	New	Old
2007e	98	96
2008e	102	98
2009e	107-109	> 100

•	Energen increased Energen Resources’ 2008 capital spending plans to $300 million.

•

Energen reaffirmed its 2008 earnings guidance range of $3.65-$4.05 per diluted share; included in the guidance are revised price assumptions for unhedged production of $7.50 per Mcf for gas, $75 per barrel for oil, and 97.5 cents per gallon for natural gas liquids (NGL).

•	Energen narrowed its earnings guidance range for 2007 to $4.10-$4.20 per diluted share (previous range: $3.90-$4.20 per diluted share).

•	Energen announced that Energen Resources’ net lease position in Alabama shales now totals approximately 250,000 acres.

MANAGEMENT COMMENTS

“Energen is well on the way to its sixth consecutive year of record earnings, and we now anticipate EPS will range from $4.10 to $4.20 per diluted share,” said James McManus, Energen’s president and chief executive officer. “We continue to reap the benefits of an excellent hedge position with double-digit increases in realized sales prices through the first nine months of 2007. In addition, our drilling results in the San Juan Basin are even better than we had anticipated, and we now expect Energen Resources’ production in 2007 to reach 98 billion cubic feet equivalent (Bcfe),” McManus said.

“As we look beyond 2007, we believe we can continue developing our properties in the San Juan and Permian basins on an accelerated basis; these two basins are our largest areas of operation and home to the bulk of our proved undeveloped, probable and possible reserves,” McManus said. “Although our 2008 budget is still a ‘work-in-progress,’ we feel we have identified sufficient opportunities to increase Energen Resources’ capital spending estimate for 2008 to $300 million; this is about $100 million more than our previous capital spending estimate.

“This increased level of activity in 2008 will contribute significantly to additional organic production growth,” McManus said. “We estimate that production will total approximately 102 Bcfe in 2008 and between 107 and 109 Bcfe in 2009. I want to emphasize that we have not included in these numbers any assumption for potential shale development capital or production,” he added.

“For the year as a whole, we are reaffirming our 2008 earnings guidance range of $3.65 to $4.05 per diluted share,” McManus said. “In doing so, we have adjusted our assumed prices for unhedged production to better reflect the current market outlook for 2008 prices. We’ve lowered our assumed price for unhedged natural gas production from $8.50 to $7.50 per Mcf, increased our assumed price for unhedged oil production from $65 to $75 per barrel, and raised our unhedged NGL price assumption from 84.5 cents to 97.5 cents per gallon.

“Our 2008 hedge position is a strong one, with some two-thirds of our estimated production hedged; this will go a long way toward protecting our strong and growing cash flows,” McManus said. “We remain committed to being an active hedger and plan to capitalize on commodity price volatility to add to our 2008 and 2009 hedge positions.”

ALABAMA SHALES UPDATE

Energen Resources and Chesapeake Energy have now amassed a lease position of some 500,000 acres in multiple shale plays in north-central Alabama; Energen Resources’ net position is approximately 250,000 acres, and the company has capitalized, unproved leasehold costs of approximately $20 million.

The two companies have identified a number of well locations that will be drilled as part of a previously announced 5- to 10-well test program aimed at defining the productive potential of their extensive acreage position. “We anticipate seeking the necessary regulatory approvals before the end of the year, with drilling to begin soon after,” McManus said. “While additional leasing will continue, Energen Resources and Chesapeake Energy are now ready to move into the next phase of this potential shale resource play in Alabama.”

3rd QUARTER RESULTS

For the three months ended September 30, 2007, Energen’s net income totaled $58.0 million, or 80 cents per diluted share, and compared with third quarter 2006 net income of $41.4 million, or 56 cents per diluted share.

Energen Resources Corporation

Energen Resources’ third quarter net income totaled $69.3 million in 2007. This 39 percent increase over prior-year net income of $49.9 million largely reflects increased production and realized sales prices, partially offset by higher lease operating expense (LOE) and depreciation, depletion and amortization expense (DD&A).

Table A: 3rd Quarter Per-Unit Revenues and Production from Continuing Operations

	Average Realized Sales Prices			Production
	3Q2007	3Q2006	% Change	3Q2007	3Q2006	% Change
Natural Gas	$7.49/Mcf	$6.80/Mcf	10.1	16.5 Bcf	16.0 Bcf	3.1

Oil	$65.06/Bbl	$51.43/Bbl	26.5	1,025 MBbl	905 MBbl	13.3

NGL	$0.89/Gal	$0.72/Gal	23.6	19.6 MMgal	20.4 MMgal	(3.9)

Total	$8.16/Mcfe	$6.98/Mcfe	16.9	25.4 Bcfe	24.3 Bcfe	4.5

Per-unit LOE totaled $2.03 per Mcfe, up 3 percent from the same period a year ago. Per-unit DD&A in the third quarter of 2007 increased 16 percent over the same period last year to $1.14 per Mcfe.

Alabama Gas Corporation

Energen’s natural gas utility, Alabama Gas Corporation (Alagasco), recorded a net loss of $10.5 million in the July-September 2007 period as compared with a net loss of $7.7 million in the third quarter of 2006. This $2.8 million decline largely was due to the impact of revenue reductions designed to keep the utility earning within its allowed range of return on average equity at the end of the 2007 rate year.

YEAR-TO-DATE RESULTS

For the nine months ended September 30, 2007, Energen’s net income totaled $229.8 million, or $3.18 per diluted share, and compared with net income of $178.4 million, or $2.42 per diluted share, in the same period last year. This 31 percent increase in EPS largely reflects higher realized sales prices for Energen Resources’ production and increased production volumes, partially offset by increased LOE and DD&A.

Energen Resources Corporation

Energen Resources’ year-to-date net income totaled $199.4 million in 2007 for a 33 percent increase over net income of $150.1 million in the same period a year ago.

Table B: YTD Per-Unit Revenues and Production from Continuing Operations

	Average Realized Sales Prices			Production
	YTD2007	YTD2006	% Change	YTD2007	YTD2006	% Change
Natural Gas	$7.78/Mcf	$7.04/Mcf	10.5	47.7 Bcf	47.1 Bcf	1.3

Oil	$62.58/Bbl	$49.75/Bbl	25.8	2,898 MBbl	2,736 MBbl	5.9

NGL	$0.85/Gal	$0.67/Gal	26.9	57.6 MMgal	57.1 MMgal	0.9

Total	$8.21/Mcfe	$7.06/Mcfe	16.3	73.4 Bcfe	71.6 Bcfe	2.4

Per-unit LOE totaled $2.07 per Mcfe, up 7 percent from the same period a year ago, largely due to a general rise in field service costs and increased repairs and work-over expenses. Per-unit DD&A expense in the first nine months of 2007 increased 13 percent over the same period last year to $1.11 per Mcfe.

Alabama Gas Corporation

Alagasco generated net income of $31.2 million in the first nine months of 2007 as compared with net income of $29.2 million in the same period last year; net income in the prior-year period was affected negatively by decreased usage driven by the high price of natural gas supplies during the 2006 winter heating season.

RESULTS OF THE TRAILING 12 MONTHS

For the 12 months ended September 30, 2007, Energen’s net income totaled $324.9 million, or $4.50 per diluted share. This compared with $235.8 million, or $3.20 per diluted share, in the same period a year ago. Included in the current 12-months earnings is a $34.5 million, or 47 cents per diluted share, after-tax gain associated with the Company’s sale in October 2006 of one-half interest in its acreage position in Alabama shales to Chesapeake Energy Corporation.

Energen Resources Corporation

Energen Resources’ net income in the trailing 12-months period totaled $286.9 million and compared with $201.3 million in the same period last year. In addition to the one-time $34.5 million after-tax gain, the oil and gas company benefited from higher realized sales prices and increased production volumes.

Table C: Trailing 12 Months Per-Unit Revenues and Production from Continuing Operations

	Average Realized Sales Prices			Production
	TTM2007	TTM2006	% Change	TTM2007	TTM2006	% Change
Natural Gas	$7.53/Mcf	$7.22/Mcf	4.3	63.5 Bcf	62.2 Bcf	2.1

Oil	$59.55/Bbl	$47.34/Bbl	25.8	3,807 MBbl	3,573 MBbl	6.5

NGL	$0.80/Gal	$0.64/Gal	25.0	76.9 MMgal	75.1 MMgal	2.4

Total	$7.87/Mcfe	$7.06/Mcfe	11.5	97.3 Bcfe	94.4 Bcfe	3.1

Alabama Gas Corporation

Alagasco generated net income of $39.3 million in the 12-months ended September 30, 2007, as compared with $34.9 million in the prior-year period; prior-period net income was negatively affected by decreased usage driven by the high price of natural gas supplies during the 2006 winter heating season.

2007 EARNINGS GUIDANCE

Energen today narrowed its 2007 earnings guidance, raising the bottom of the range 10 cents per diluted share. The new earnings guidance range is $4.10-$4.20 per diluted share. “Energen’s excellent year-to-date performance, better-than-expected production and substantial hedge position for the remainder of this year give us a great deal of confidence that we are on the right track to achieve our sixth consecutive year of record earnings in 2007,” McManus said.

Key assumptions in Energen’s 2007 earnings guidance are:

•	Hedge position covering approximately 66 percent of estimated production;

•	Assumed prices for unhedged natural gas, oil and NGL production of $8 per Mcf, $60 per barrel and 78 cents per gallon, respectively;

•	Production of 98 Bcfe;

•	Capital spending of approximately $390 million, including some $330 million by Energen Resources and approximately $60 million by Alagasco;

•	An average DD&A rate at Energen Resources of $1.13 per Mcfe;

•	Per-unit LOE at Energen Resources, including production taxes, of $2.09 per Mcfe;

•	Alagasco’s earning near its allowed range of return on average equity of approximately $300 million;

•	Average diluted shares outstanding of 72.2 million.

Hedge Position for Remainder of 2007

Energen Resources’ hedge position for the remainder of the year by commodity is as follows:

Commodity	Hedge Vols.	4Q Production (est.)	% Hedged	NYMEX-equiv. price
Natural Gas	10.5 Bcf	16.7 Bcf	63	$8.95/Mcf

Oil	671 MBbl	967 MBbl	69	$69.36/barrel

NGL	11.2 MMgal	17.3 MMgal	65	$0.93/gallon

NOTE: Actual October data used where known

Energen Resources’ natural gas and oil hedge positions for the remainder of the year by hedge type are as follows:

	Natural Gas Hedges
	Volumes (Bcf)	Assumed Differential (per Mcf)	NYMEXe Price (per Mcf)
NYMEX	3.1	—	$9.27

San Juan Basin	6.5	$1.00	$8.71

Permian Basin	0.1	$0.79	$8.12

SNG-Louisiana	0.8	$0.0	$9.72

	Oil Hedges
	Volumes (MBbl)	Assumed Differential (per barrel)	NYMEXe Price (per barrel)
NYMEX	87	—	$75.42

Sour Oil (WTS)	584	$4.78	$68.46

NOTE: Actual October data used where known

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average NGL revenue per unit of production will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Earnings Sensitivities to Commodity Price Changes

Given Energen Resources’ current hedge position for the remainder of 2007 and using the price assumptions given above for the Company’s unhedged production, changes in commodity prices are estimated to be immaterial.

2008 EARNINGS GUIDANCE

Energen today reaffirmed its 2008 earnings guidance range of $3.65-$4.05 per diluted share. At the same time, the company increased significantly its 2008 production estimate and adjusted its price assumptions for unhedged production.

Key assumptions in Energen’s 2008 earnings guidance include:

•	Production of 102 Bcfe;

•	Existing hedge position covering two-thirds of estimated 2008 production;

•	Assumed prices for unhedged production of $7.50 per Mcf for gas, $75 per barrel for oil, and 97.5 cents per gallon for NGL;

•	Capital spending of approximately $360 million including some $300 million by Energen Resources and approximately $60 million by Alagasco;

•	Alagasco’s earning within its allowed range of return on average equity of approximately $315 million;

•	Average diluted shares outstanding of 72.2 million.

“I would emphasize that none of our 2008 estimates include any potential production or drilling capital associated with our stake in multiple shale plays in Alabama,” McManus said.

2008 Hedge Position

Energen Resources’ 2008 hedge position by commodity is as follows:

Commodity	Hedge Vols.	2008e Production	% Hedged	NYMEX-equiv. price
Natural Gas	43.7 Bcf	67.0 Bcf	65	$8.59/Mcf

Oil	3.0 MMBbl	4.2 MMBbl	71	$68.17/barrel

NGL	41.3 MMgal	69.9 MMgal	59	$0.93/gallon

Energen Resources’ 2008 natural gas and oil hedge positions by hedge type are as follows:

	Natural Gas Hedges
	Volumes (Bcf)	Assumed Differential (per Mcf)	NYMEXe Price (per Mcf)
NYMEX	18.4	—	$8.56

San Juan Basin	25.3	$1.05	$8.62

	Oil Hedges
	Volumes (MBbl)	Assumed Differential (per barrel)	NYMEXe Price (per barrel)
NYMEX	575	—	$72.93

Sour Oil (WTS)	2,398	$5.00	$67.02

Average realized oil and gas prices for Energen Resources’ production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average realized NGL prices will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources’ assumed basis differentials.

Earnings Sensitivities to Commodity Price Changes

Given Energen Resources’ current hedge position for 2008 and using the price assumptions given above for the Company’s unhedged production, changes in commodity prices are estimated to have the following impact on Energen’s 2008 earnings:

•	Every 10-cent change in the average NYMEX price of gas from $7.50 represents an estimated net income impact of approximately $1,100,000 (1.5 cent per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $75.00 per barrel represents an estimated net income impact of approximately $625,000 (0.9 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $0.975 per gallon represents an estimated net income impact of approximately $135,000 (0.2 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition and development of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 1.7 Tcfe of proved reserves in the San Juan, Permian and Black Warrior basins and in the North Louisiana/East Texas area. More information is available at www.energen.com.